Exhibit 99.1

Dorian LPG Ltd. Announces Second Quarter Fiscal Year 2027 Financial Results

Stamford, CT –November 5, 2026 – Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” “us,” and “our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three months ended September 30, 2026.

Key Recent Developments

●Declared an irregular cash dividend totaling approximately $53.7 million, or $1.25 per share, to be paid on or about November 24, 2026 to all shareholders of record as of November 9, 2026.
●Completed the sale of our 2007-built VLGC Captain John NP and received proceeds net of commission of $77.0 million in October 2026.
●Completed the sale of our 2015-built VLGC Clermont and received proceeds net of commission of $90.4 million in October 2026.
●Repaid $16.0 million of the 2026 Debt Facility’s revolver in October 2026.

Highlights for the Second Quarter Fiscal Year 2027

●Revenues of $221.3 million.
●Time Charter Equivalent (“TCE”)(1) rate per available day for our fleet of $96,990.
●Net income of $213.9 million, or $4.98 earnings per diluted share (“EPS”), and adjusted net income(1) of $148.5 million, or $3.46 adjusted earnings per diluted share (“adjusted EPS”).(1)
●Adjusted EBITDA(1) of $242.0 million.
●Entered into a new credit facility comprised of a $213.4 million term loan and a $155.1 million revolving credit facility to refinance existing indebtedness and includes a $200 million accordion facility to support future growth.
●Prepaid the outstanding principal of the (i) 2023 A&R Debt Facility (ii) Corsair Japanese Financing (iii) Cougar Japanese Financing and (iv) BALCAP Facility.
●Completed the sale of our 2014-built VLGC Corsair in July 2026, generating proceeds of $80.8 million net of commission, recognizing a gain on sale of $30.1 million.
●Completed the sale of our 2015-built VLGC Constellation in July 2026, generating proceeds of $85.6 million net of commission, recognizing a gain on sale of $33.5 million.
●Entered into shipbuilding contracts for three newbuilding dual-fuel Panamax VLGCs in August 2026, expected to be delivered from Hanwha Ocean Co., LTD. in the second, third and fourth calendar quarters of 2030.
●Declared and paid an irregular cash dividend totaling $42.8 million in August 2026.
(1)TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-U.S. GAAP measures. Refer to the reconciliation of revenues to TCE, net income to adjusted net income, EPS to adjusted EPS and net income to adjusted EBITDA included in this press release under the heading “Financial Information.”

John C. Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “The new highs in the freight market, together with gains from ship sales, are reflected in our record earnings again this quarter. Our approach to fleet renewal and expansion and new building commitments are disciplined and measured, consistent with a balanced capital structure, underpinning a robust balance sheet. In a turbulent geopolitical environment when ships carrying LPG have been targeted, I am glad to report that our seafarers have been kept out of harm’s way. As always, I acknowledge the contribution to our strong financial results from the good work of our people at sea and on shore.”

Second Quarter Fiscal Year 2027 Results Summary

Net income amounted to $213.9 million, or $4.98 per diluted share, for the three months ended September 30, 2026, compared to $55.4 million, or $1.30 per diluted share, for the three months ended September 30, 2025.

Adjusted net income amounted to $148.5 million, or $3.46 per diluted share, for the three months ended September 30, 2026, compared to adjusted net income of $55.8 million, or $1.31 per diluted share, for the three months ended September 30, 2025. Adjusted net income for the three months ended September 30, 2026 is calculated by adjusting net income for the same period to exclude gain on disposal of vessels of $63.6 million and an unrealized gain on derivative instruments of $1.7 million. Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The $92.7 million increase in adjusted net income for the three months ended September 30, 2026, compared to the three months ended September 30, 2025, is primarily attributable to (i) increases of $97.2 million in revenues and $1.5 million in interest income; and (ii) decreases of $2.4 million in vessel operating expenses and $2.1 million in depreciation and amortization expenses; partially offset by (i) increases of $4.5 million in charter hire expenses, $2.8 million in profit sharing expenses, $2.0 million in general and administrative expenses and $1.0 million in interest and finance costs, and (ii) a reduction of $0.2 million in realized gain on derivatives.

The TCE rate per available day for our fleet was $96,990 for the three months ended September 30, 2026, an 80.5% increase from $53,725 for the same period in the prior year. Please see footnote 5 to the table in “Financial Information” below for information regarding the calculation of TCE.

Vessel operating expenses per vessel per calendar day decreased to $10,264 for the three months ended September 30, 2026 compared to $10,705 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, and other revenues, net, were $221.3 million for the three months ended September 30, 2026, an increase of $97.2 million, or 78.4%, from $124.1 million for the three months ended September 30, 2025, primarily due to higher average TCE rates. TCE rates rose by $43,265 per available day from $53,725 for the three months ended September 30, 2025 to $96,990 for the three months ended September 30, 2026. The increase in TCE rates was primarily due to higher spot rates partially offset by higher bunker prices. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $228.915 during the three months ended September 30, 2026 compared to an average of $81.320 during the three months ended September 30, 2025. The average price of very low sulfur fuel oil (expressed as U.S. dollars per metric ton) from Singapore and Fujairah increased from $505 during the three months ended September 30, 2025, to $826 during the three months ended September 30, 2026. Available days for our fleet slightly decreased from 2,290 for the three months ended September 30, 2025 to 2,272 for the three months ended September 30, 2026, mainly driven by a decrease in the number of vessels in our fleet, partially offset by a decrease in off-hire days due to drydocking.

Charter Hire Expenses

Charter hire expenses for the vessels chartered in from third parties were $18.2 million for the three months ended September 30, 2026 compared to $13.7 million for the three months ended September 30, 2025. The increase of $4.5 million, or 33.0%, was mainly driven by an increase in the average rate per time chartered-in day along with an increase in time chartered-in days from 461 for the three months ended September 30, 2025 to 498 for the three months ended September 30, 2026.

Vessel Operating Expenses

Vessel operating expenses were $18.3 million during the three months ended September 30, 2026, or $10,264 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time-period for the technically-managed vessels that were in our fleet and decreased by $2.4 million, or 11.6% from $20.7 million for the three months ended September 30, 2025. The decrease of $441 per vessel per calendar day, from $10,705 for the three months ended September 30, 2025 to $10,264 per vessel per calendar day for the three months ended September 30, 2026 was mainly due to a decrease of non-capitalizable drydock-related operating expenses. Excluding non-capitalizable drydock-related operating expenses, daily operating expenses increased by $799, or 8.4%, from $9,474 for the three months ended September 30, 2025 to $10,273 for the three months ended September 30, 2026, mainly as a result of increases in (i) crew wages and related costs and (ii) repairs and maintenance costs.

General and Administrative Expenses

General and administrative expenses were $14.0 million for the three months ended September 30, 2026, an increase of $2.0 million, or 16.8%, from $12.0 million for the three months ended September 30, 2025, driven by increases  of (i) $0.8 million in bonuses, primarily resulting from the implementation of the Annual Cash Incentive Plan (the “ACIP”), which is recognized throughout the fiscal year, (ii) $0.8 million in stock-based compensation expense, (iii) $0.3 million in employee-related costs and benefits, and (iv) $0.1 million of other general and administrative expenses for the period ended September 30, 2026 when compared to the period ended September 30, 2025.

Interest and Finance Costs

Interest and finance costs amounted to $8.6 million for the three months ended September 30, 2026, an increase of $1.0 million, or 13.1%, from $7.6 million for the three months ended September 30, 2025. The increase of $1.0 million during this period was mainly attributable to (i) increases of $1.7 million in amortization of deferred financing fees and $0.2 million in loan expenses, both driven by prepayment of debt, and (ii) a $0.6 million decrease in capitalized interest.  These changes were partially offset by a reduction of $1.5 million in interest on our long-term debt resulting from reduced average indebtedness, excluding deferred financing fees, from $539.9 million for the three months ended September 30, 2025, to $486.2 million for the three months ended September 30, 2026.

Gain on Disposal of Vessels

Gain on disposal of vessels amounted to $63.6 million for the three months ended September 30, 2026 and was attributable to the sale of 2014-built VLGC Corsair and 2015-built VLGC Constellation. There was no gain on disposal of vessels for the three months ended September 30, 2025.

Interest Income

Interest income amounted to $4.5 million for the three months ended September 30, 2026, compared to $3.0 million for the three months ended September 30, 2025. The increase of $1.5 million is mainly attributable to an increase in average cash balances for the three months ended September 30, 2026 when compared to the three months ended September 30, 2025.

Unrealized Gain/(Loss) on Derivatives

Unrealized gain on derivatives amounted to $1.7 million for the three months ended September 30, 2026, compared to a loss of $0.4 million for the three months ended September 30, 2025. The $2.1 million difference is primarily attributable to changes in forward SOFR yield curves and changes in notional amounts.

Fleet

The following table sets forth certain information regarding our fleet as of October 30, 2026.

					Scrubber		Time
	Capacity			ECO	Equipped		Charter-Out
	(Cbm)	Shipyard	Year Built	Vessel(1)	and/or Dual-Fuel	Employment	Expiration(2)
Dorian VLGCs
Comet(4)	84,000	Hyundai	2014	X	S	Pool-TCO(7)	Q2 2027
Corvette(4)	84,000	Hyundai	2015	X	S	Pool(6)	—
Cougar	84,000	Hyundai	2015	X	—	Pool-TCO(7)	Q2 2029
Concorde	84,000	Hyundai	2015	X	S	Pool(6)	—
Continental	84,000	Hyundai	2015	X	S	Pool-TCO(7)	Q2 2030
Constitution	84,000	Hyundai	2015	X	S	Pool(6)	—
Commodore	84,000	Hyundai	2015	X	—	Pool-TCO(7)	Q2 2027
Cresques	84,000	Hanwha Ocean	2015	X	S	Pool(6)	—
Cheyenne	84,000	Hyundai	2015	X	S	Pool(6)	—
Cratis(5)	84,000	Hanwha Ocean	2015	X	S	Pool(6)	—
Chaparral(5)	84,000	Hyundai	2015	X	—	Pool-TCO(7)	Q3 2027
Copernicus(5)	84,000	Hanwha Ocean	2015	X	S	Pool(6)	—
Commander(4)	84,000	Hyundai	2015	X	S	Pool-TCO(7)	Q1 2027
Challenger	84,000	Hyundai	2015	X	S	Pool-TCO(7)	Q2 2030
Caravelle(5)	84,000	Hyundai	2016	X	S	Pool(6)	—
Captain Markos(5)	84,000	Kawasaki	2023	X	DF	Pool(6)	—
Areion(3)	93,000	Hanwha Ocean	2026	X	S/DF	Pool(6)	—
Total	1,437,000

Time chartered-in VLGCs
Future Diamond(8)	80,876	Hyundai	2020	X	S	Pool(6)	—
HLS Citrine(9)	86,090	Hyundai	2023	X	DF	Pool(6)	—
HLS Diamond(9)	86,090	Hyundai	2023	X	DF	Pool(6)	—
Cristobal(10)	86,980	Hyundai	2023	X	DF	Pool(6)	—
BW Tokyo(11)	83,271	Mitsubishi	2009	—	—	Pool(6)	—

(1)	Represents vessels with very low revolutions per minute, long-stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Vessel is capable of carrying ammonia cargo.
(4)	Vessel is fitted to carry ammonia cargo.
(5)	Operated pursuant to a bareboat chartering agreement. See Note 9 to our unaudited interim condensed consolidated financial statements.
(6)	“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(7)	“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(8)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2027.
(9)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2030 and purchase options beginning in year seven.
(10)	Vessel has a Panamax beam and shaft generator and is currently time chartered-in to our fleet with an expiration during the third calendar quarter of 2030 and purchase options beginning in year seven.
(11)	Vessel is currently time chartered-in to our fleet with an expiration during the second calendar quarter of 2028. Vessel operates under a framework agreement in which the vessel’s revenues and charter hire-in expenses are split equally with an unrelated third party.

Market Outlook & Update

The effective closure of the Strait of Hormuz and the resulting loss of supply from the Middle East continued throughout third calendar quarter of 2026 (“Q3 2026”), driving market volatility and uncertainty. Average crude oil prices continued to climb, while further attacks, including along the west coast of Saudi Arabia, impacted exports from the LPG terminal at Yanbu. Longer voyage times and increased reliance on U.S. supply to Asia kept freight rates elevated. Panama Canal delays and high transit fees were also observed during Q3 2026, particularly for northbound transits, amid congestion, low water levels and reductions in daily transit capacity. As a result, supply chain economics remained challenging.

Despite higher crude prices, propane and butane prices declined in Q3 2026 on both an absolute and crude-relative basis. In the U.S., strong export demand was offset by robust NGL production and elevated inventories, keeping propane below 40% of WTI. Butane showed greater strength as buyers increased demand for split cargoes to meet retail requirements in South and Southeast Asia.

Panama Canal inefficiencies and longer trade routes due to ballasting around the Cape of Good Hope contributed to slightly lower quarter-over-quarter volumes, but U.S. export facilities still did not operate at full capacity, highlighting the relative shortage of shipping supply. In addition, a strong recovery in Chinese imports was seen in July 2026, with volumes rising above 3.3 MMT, the highest level since the third calendar quarter of 2025. Overall, Chinese LPG imports in Q3 2026 are estimated to have been approximately one MMT higher than in the previous quarter, while positive variable margins for PDH operations continued to support LPG demand.

The strengthening of feedstock flat prices had a significant impact on downstream operations, particularly steam crackers, with ethylene production margins declining sharply. Naphtha margins fell from an average of $400 per metric ton in second calendar quarter of 2026 (“Q2 2026”) to -$228 per metric ton  in Q3 2026. Although propane remained economically advantageous to naphtha as a steam cracker feedstock for ethylene production, margins also deteriorated significantly, albeit remaining positive.

VLGC freight rates increased sharply again in Q3 2026, with the Baltic Index averaging around $229 per metric ton, up from approximately $190 per metric ton in Q2 2026 and $95 per metric ton in the first calendar quarter of 2026. The increase was driven primarily by the continuation of geopolitical tensions in the Middle East, which materially tightened the effective supply-demand balance through vessel rerouting, logistical constraints, fleet repositioning, reduced prompt availability, and longer voyage durations. At the same time, robust U.S.–Asia export flows increased ton-mile demand as U.S. cargoes replaced lost Middle East volumes. Freight markets were further supported by elevated war-risk insurance premiums, higher bunker prices, Panama Canal congestion, increased canal costs, and continued reluctance among shipowners to re-enter the Persian Gulf, resulting in significant operational inefficiencies and sustained upward pressure on freight rates despite gradual improvements in regional export flows.

During Q3 2026, the global VLGC fleet expanded moderately with the delivery of eight new vessels. Looking ahead, a further 160 VLGCs/VLACs—equivalent to approximately 14.4 million cbm of carrying capacity—are scheduled for delivery through calendar year 2030, including 19 new orders placed during the third quarter. The average age of the global fleet now stands at approximately 11.7 years, while the combined VLGC/VLAC orderbook has increased to around 36.4% of the existing fleet.

The above market outlook update is based on information, data and estimates derived from industry sources available as of the date of this release, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize. This information, data and estimates involve a number of assumptions and limitations, are subject to risks and uncertainties, and are subject to change based on various factors. You are cautioned not to give undue weight to such information, data and estimates. We have not independently verified any third-party information, verified that more recent information is not available and undertake no obligation to update this information unless legally obligated.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except fleet data)	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Statement of Operations Data
Revenues	$221,347,756	$124,064,281	$409,232,604	$208,276,247
Expenses
Voyage expenses	986,096	1,033,917	1,408,717	2,376,673
Charter hire expenses	18,244,443	13,714,116	40,858,445	24,436,027
Profit sharing expenses	2,831,122	—	4,508,110	—
Vessel operating expenses	18,280,726	20,682,956	38,423,943	42,594,562
Depreciation and amortization	15,816,144	17,921,869	33,465,211	36,301,016
General and administrative expenses	14,025,416	12,012,042	27,525,464	28,922,143
Total expenses	70,183,947	65,364,900	146,189,890	134,630,421
Gain on disposal of vessel	63,623,051	—	93,739,920	—
Other income—related parties	669,079	645,364	1,338,158	1,290,728
Operating income	215,455,939	59,344,745	358,120,792	74,936,554
Other income/(expenses)
Interest and finance costs	(8,590,975)	(7,599,108)	(17,286,308)	(15,313,905)
Interest income	4,522,593	2,996,777	7,502,312	5,840,223
Unrealized gain/(loss) on derivatives	1,721,535	(381,658)	2,654,500	(1,565,499)
Realized gain on derivatives	293,860	528,095	580,370	1,067,524
Other gain/(loss), net	454,007	493,185	570,315	499,240
Total other expenses, net	(1,598,980)	(3,962,709)	(5,978,811)	(9,472,417)
Net income	$213,856,959	$55,382,036	$352,141,981	$65,464,137
Earnings per common share—basic	5.01	1.30	8.26	1.54
Earnings per common share—diluted	$4.98	$1.30	$8.22	$1.53
Financial Data
Adjusted EBITDA(1)	$242,040,292	$85,718,472	$407,470,858	$124,296,808
Fleet Data
Calendar days(2)	1,781	1,932	3,726	3,843
Time chartered-in days(3)	498	461	1,044	831
Available days(4)	2,272	2,290	4,741	4,376
Average Daily Results
Time charter equivalent rate(5)	$96,990	$53,725	$86,021	$47,052
Daily vessel operating expenses (6)	$10,264	$10,705	$10,312	$11,084

(1)	Adjusted EBITDA is an unaudited non-GAAP financial measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized (gain)/loss on interest rate swaps, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental measure by management to assess our financial and operating performance. We believe that Adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period and management makes business and resource-allocation decisions based on such comparisons. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including Adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars)	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net income	$213,856,959	$55,382,036	$352,141,981	$65,464,137
Interest and finance costs	8,590,975	7,599,108	17,286,308	15,313,905
Unrealized (gain)/loss on derivatives	(1,721,535)	381,658	(2,654,500)	1,565,499
Realized gain on interest rate swaps	(293,860)	(528,095)	(580,370)	(1,067,524)
Stock-based compensation expense	5,791,609	4,961,896	7,812,228	6,719,775
Depreciation and amortization	15,816,144	17,921,869	33,465,211	36,301,016
Adjusted EBITDA	$242,040,292	$85,718,472	$407,470,858	$124,296,808

(2)	We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of vessel operating expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels from third parties. Time chartered-in days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of charter hire expenses that are recorded during that period. Time chartered-in days include 100% of time chartered-in days for our chartered-in vessel that is part of a framework agreement in which the vessel’s revenues and charter hire-in expenses are split equally with an unrelated third party.

(4)	We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with both unscheduled and scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues. Available days include 100% of available days for our chartered-in vessel that is part of a framework agreement in which the vessel’s revenues and charter hire-in expenses are split equally with an unrelated third party.

(5)	Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP metric of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance metric used primarily to compare period-to-period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods and is a factor in management’s business decisions and is useful to investors in understanding our underlying performance and business trends. Our method of calculating TCE rate is to divide total revenues (including net pool revenues-related party which is calculated as Dorian’s portion of the net of a) Helios Pool gross revenues b) less voyage expenses of all the pool vessels and c) less the general and administrative expenses of the pool) less voyage expenses by available days for the relevant time period, which may not be calculated the same by other companies.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except available days)	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Numerator:
Revenues	$221,347,756	$124,064,281	$409,232,604	$208,276,247
Voyage expenses	(986,096)	(1,033,917)	(1,408,717)	(2,376,673)
Time charter equivalent	$220,361,660	$123,030,364	$407,823,887	$205,899,574

Pool adjustment*	—	—	(340,566)	895,366
Time charter equivalent excluding pool adjustment*	$220,361,660	$123,030,364	$407,483,321	$206,794,940

Denominator:
Available days	2,272	2,290	4,741	4,376
TCE rate:
Time charter equivalent rate	$96,990	$53,725	$86,021	$47,052
TCE rate excluding pool adjustment*	$96,990	$53,725	$85,949	$47,257

*  Adjusted for the effects of reallocations of pool profits in accordance with the pool participation agreements primarily resulting from the actual speed and consumption performance of the vessels operating in the Helios Pool exceeding the originally estimated speed and consumption levels.

(6)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income and adjusted EPS. We believe that adjusted net income and adjusted EPS are useful to investors in understanding our underlying performance and business trends. Adjusted net income and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles net income and EPS to adjusted net income and adjusted EPS, respectively, for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except share data)	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net income	$213,856,959	$55,382,036	$352,141,981	$65,464,137
Unrealized loss/(gain) on derivatives	(1,721,535)	381,658	(2,654,500)	1,565,499
Gain on disposal of vessel	(63,623,051)	—	(93,739,920)	—
Adjusted net income	$148,512,373	$55,763,694	$255,747,561	$67,029,636

Earnings per common share—diluted	$4.98	$1.30	$8.22	$1.53
Unrealized loss/(gain) on derivatives	(0.04)	0.01	(0.06)	0.03
Gain on disposal of vessel	(1.48)	—	(2.19)	—
Adjusted earnings per common share—diluted	$3.46	$1.31	$5.97	$1.56

The following table presents our unaudited balance sheets as of the dates presented:

	As of	As of
	September 30, 2026	March 31, 2026
Assets
Current assets
Cash and cash equivalents	$578,774,436	$327,409,120
Trade receivables, net and accrued revenues	3,454,305	2,037,495
Due from related parties	159,462,635	97,037,584
Inventories	2,357,200	2,441,578
Vessels held for sale	78,801,718	—
Prepaid expenses and other current assets	21,957,034	21,324,303
Total current assets	844,807,328	450,250,080
Fixed assets
Vessels, net	957,359,406	1,215,930,610
Vessels under construction	56,921,890	—
Total fixed assets	1,014,281,296	1,215,930,610
Other non-current assets
Deferred charges, net	17,412,349	24,990,338
Derivative instruments	4,991,925	2,337,425
Due from related parties—non-current	22,000,000	26,400,000
Restricted cash—non-current	79,110	79,835
Operating lease right-of-use assets	126,680,242	148,712,528
Other non-current assets	2,943,226	2,991,901
Total assets	$2,033,195,476	$1,871,692,717
Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$8,877,457	$7,990,868
Accrued expenses	5,666,027	11,327,406
Due to related parties	232,503	—
Deferred income	1,780,416	1,981,719
Current portion of long-term operating lease liabilities	42,487,447	46,661,757
Current portion of long-term debt	43,731,830	100,164,502
Dividends payable	307,460	700,366
Total current liabilities	103,083,140	168,826,618
Long-term liabilities
Long-term debt—net of current portion and deferred financing fees	433,614,040	460,230,191
Long-term operating lease liabilities	84,198,958	102,061,784
Other long-term liabilities	1,347,634	1,577,746
Total long-term liabilities	519,160,632	563,869,721
Total liabilities	622,243,772	732,696,339
Commitments and contingencies	—	—
Shareholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued nor outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 54,884,998 and 54,647,868 shares issued, 42,963,277 and 42,782,681 shares outstanding (net of treasury stock), as of September 30, 2026 and March 31, 2026, respectively	548,849	546,478
Additional paid-in-capital	886,359,550	878,549,693
Treasury stock, at cost; 11,921,721 and 11,865,187 shares as of September 30, 2026 and March 31, 2026, respectively	(142,549,698)	(140,116,177)
Retained earnings	666,593,003	400,016,384
Total shareholders’ equity	1,410,951,704	1,138,996,378
Total liabilities and shareholders’ equity	$2,033,195,476	$1,871,692,717

Seasonality

Liquefied petroleum gases are primarily used for industrial and domestic heating, as chemical and refinery feedstock, as transportation fuel, and in agriculture. The LPG shipping market historically has been stronger in the autumn months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these periods tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in our quarters ending June 30 and September 30 and relatively weaker during our quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth out these short-term fluctuations and recent LPG shipping market activity has not always yielded the typical seasonal results. Increased buying in the petrochemical industry has contributed to less marked seasonality than in the past, but there can be no guarantee that this trend will continue. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Conference Call

A conference call to discuss the results will be held the same day at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-800-579-2543, or for international callers, 1-785-424-1789, and requesting to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 11162752. The replay will be available until November 12, 2026, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com.

About Dorian LPG Ltd.

LPG is a leading owner and operator of modern VLGCs that transport liquefied petroleum gas globally. Dorian LPG's fleet of twenty-two modern VLGCs currently includes five dual-fuel ECO VLGCs, sixteen ECO VLGCs, and one modern VLGC. Its business is centered around safe, reliable, clean and trouble-free transportation for its customers. Dorian LPG has offices in Stamford, Connecticut, USA; Copenhagen, Denmark; and Athens, Greece.

Visit our website at www.dorianlpg.com. Information on the Company’s website does not constitute a part of and is not incorporated by reference into this press release.

Forward-Looking and Other Cautionary Statements

The cash dividends referenced in this release are irregular dividends. All declarations of dividends are subject to the determination and discretion of our Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition, level of indebtedness, anticipated capital requirements, contractual restrictions, restrictions in its debt agreements, restrictions under applicable law, its business prospects and other factors that our Board of Directors may deem relevant. The Board of Directors, in its sole discretion, may increase, decrease or eliminate the dividend at any time.

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature, are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the

Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young

Chief Financial Officer

+1 (203) 674-9900

IR@dorianlpg.com

Source: Dorian LPG Ltd.